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UNITED AUTO GROUP, INC.                                           PRESS RELEASE


Contact:          Robert Nelson                            Bob Amen
                  Chief Financial Officer                  Amen & Associates
                  Karl Winters                             212 448-4200
                  Treasurer
                  212 230-0400

FOR IMMEDIATE RELEASE

                  UNITED AUTO GROUP COMPLETES ACQUISITION OF
                CAROLINAS-BASED REED GENERAL MOTORS DEALERSHIPS

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          Company Also Announces that it Does Not Expect to Complete
                     Acquisition of Mize Dealership Group

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NEW YORK, NEW YORK, June 11, 1997 - United Auto Group, Inc. (NYSE: UAG), the
nation's second largest publicly-traded automotive retailer, announced today the completion of the acquisition of 100% of the capital stock of three General Motors Corporation dealerships in the Carolinas: Reed-Lallier Chevrolet, Inc., located in Fayetteville, North Carolina; Gene Reed Chevrolet, Inc. and Michael Chevrolet-Oldsmobile, Inc., located in the Charleston, South Carolina suburbs of North Charleston and Summerville, respectively.

         The three dealerships, which are owned principally by Gene Reed, Jr., had estimated 1996 revenues of approximately $135.0 million. The aggregate consideration for the acquisition is approximately $30.0 million , including approximately $17.0 million in cash and approximately $13.0 million in United Auto common stock, with such consideration subject to adjustment based on dealership earnings. All of the dealerships also sell previously-owned vehicles and offer a complete range of services including service and parts, and the placement of financing and insurance.

         United Auto owns GM dealerships in its New York Metro and Arkansas hubs.

         "We have achieved another milestone in our business strategy through these acquisitions," said Marshall S. Cogan, United Auto's Chairman and Chief Executive Officer. "The Carolinas are attractive, fast-growing markets, consistent with our geographic strategy focusing on southern regions."

         The Company also announced today that it does not expect to complete its previously announced acquisition of three Ford Motor Company dealerships in the Chattanooga and Atlanta-area markets, where it currently operates a total of six BMW, Nissan and Toyota dealerships. Aggregate consideration for the acquisition, as announced on March 6, 1997, was approximately $23.0 million. The closing of the transaction was subject to, among other things, due diligence review with either party having the ability to terminate the agreement if it was not satisfied with the results of the due diligence process.
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         Mr. Cogan stated, "As a result of the disciplined process in place to evaluate acquisitions, we determined that ultimately this acquisition would not have maximized shareholder value."

         Mr. Cogan added, "We expect to pursue the acquisition of other Ford dealerships as they represent some of the industry's strongest brands."

         United Auto operates 55 franchises in Arizona, Arkansas, Connecticut, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, Tennessee and Texas, representing 27 brands. As an integral part of its dealership operations, United Auto sells used vehicles and operates eight stand-alone United Auto Mart used vehicle retail centers. United Auto dealerships market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.

         Editors note: United Auto Group's company logo and executive photographs can be retrieved in digital form by media without any charge from Wieck Photo DataBase (972) 392-0888.

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